For period ending   April  30, 2002

Exhibit 77D and 77 Q1(b)

File number 811-7540

Investment Policy Changes

The Fund's board approved modifications to the Fund's investment policies as a result of a new rule promulgated by the Securities and Exchange
Commission. This rule generally requires a fund with a name suggesting that it focuses on a particular type of investment to invest at least
80% of its net assets (plus the amount of any borrowing for investment purposes) in the type of investment suggested by its name. The investment policy changes became effective on April 8, 2002.
These changes are not expected to affect materially portfolio management.

The new 80% policy has been adopted as a "non-fundamental" investment policy. This means that this investment policy may be changed by the Fund's board without shareholder approval.
However, the Fund has also adopted a policy to provide its shareholders with at least 60 days' prior written notice of any change to its 80% investment policy. Many of the Fund's other investment policies also are non-fundamental policies and may be changed by its board without shareholder approval. The Fund will interpret these new policies as if the following phrase appeared immediately after the words "net assets": "(plus the amount of any borrowing for investment purposes)." If subsequent to an investment, the Fund's 80% policy is no longer met
(e.g., bonds are called or mature resulting in a large influx of cash), then under normal circumstances, the Fund's future investments would be made in a manner that would bring the Fund's investments back in line with the 80% threshold.

In order to place these changes in context, reproduced below are prior policies that were impacted by this change as well as new policies which replace the prior policies:

Prior Policies Impacted by Change:

Under normal market conditions, the Fund
invests at least 65% of its total assets in
U.S. dollar-denominated debt securities of
issuers located in emerging market countries,
including Brady Bonds . and zero coupon
securities.  The Fund may also invest up to
35% of its total assets in non-U.S. dollar-
denominated debt securities (i) of issuers
located in emerging market countries or (ii)
of issuers not located in emerging market
countries that are denominated in or indexed
to the currencies of emerging market
countries.  The Fund's investment in debt
securities will consist of (i) debt
securities issued or guaranteed by
governments, their agencies,
instrumentalities or political subdivisions
located in emerging market countries, or by
central banks located in emerging market
countries (collectively, "Sovereign Debt");
(ii) interests in issuers organized and
operated for the purpose of securitizing or
restructuring the investment characteristics
of Sovereign Debt; and (iii) debt securities
issued by banks and other business entities
located in emerging market countries or
issued by banks or other business entities
not located in emerging market countries but
denominated in or indexed to the currencies
of emerging market countries.
.. . . .

The Fund may invest up to 35% of its total
assets in non-U.S. dollar-denominated debt
securities that may be denominated in the
local currencies of emerging market
countries, as well as in reserve currencies
such as the British Pound Sterling ..
...

When [the adviser] . believes unusual
circumstances warrant a defensive posture, the Fund temporarily may commit all or any portion of its assets to cash (U.S. dollars or foreign currencies) or money market instruments of U.S. or foreign issuers, including repurchase agreements. In addition, the fund may commit up to 35% of its assets to cash (U.S. dollars) or U.S.
dollar-denominated money market instruments of U.S. issuers, including repurchase agreements, for liquidity purposes (such as clearance of portfolio transactions, the payment of dividends and expenses and share repurchases) or pending investment.



Revised Policies:


Under normal market conditions, the Fund
invests at least 65% of its total assets in
debt securities of issuers located in
emerging market countries, including Brady
Bonds . and zero coupon securities.  The
Fund's investment in debt securities may
include (i) debt securities issued or
guaranteed by governments, their agencies,
instrumentalities or political subdivisions
located in emerging market countries, or by
central banks located in emerging market
countries (collectively, "Sovereign Debt");
(ii) interests in issuers organized and
operated for the purpose of securitizing or
restructuring the investment characteristics
of Sovereign Debt; and (iii) debt securities
issued by banks and other business entities
located in emerging market countries or
issued by banks or other business entities
not located in emerging market countries but
denominated in or indexed to the currencies
of or interest rates prevailing in emerging
market countries.  . . . .

Under normal circumstances, the Fund invests
at least 80% of its net assets in U.S.
dollar-denominated debt securities.  The Fund
may invest up to 20% of its net assets in
non-U.S. dollar-denominated debt securities
under normal circumstances; these investments
may be denominated in the local currencies of
emerging market countries, as well as in
reserve currencies such as the British Pound
Sterling ..   These non-U.S. dollar-
denominated investments may include debt securities (i) of issuers located in emerging market countries or (ii) of issuers not located in emerging market countries that are denominated in or indexed to the currencies of emerging market countries.

When [the adviser] . believes unusual
circumstances warrant a defensive posture, the Fund temporarily may commit all or any portion of its assets to cash (U.S. dollars or foreign currencies) or money market instruments of U.S. or foreign issuers, including repurchase agreements. Under normal market conditions, the fund may commit up to 20% of its net assets to cash (U.S.
dollars) as well as invest up to a total of 35% of its total assets in a combination of cash (U.S. dollars) and U.S. dollar-denominated money market instruments of U.S.
issuers, including repurchase agreements, for liquidity purposes (such as clearance of portfolio transactions, the payment of dividends and expenses and share repurchases) or as part of its ordinary investment activities. The fund's investments in U.S.
dollar-denominated money market instruments are considered to be investments in U.S.
dollar-denominated debt securities for
purposes of the 80% minimum noted above.